Exhibit 10.49

As of January 22, 2024

[Investor]

[Address]

Re:	Amendment to Notes and Registration Rights Agreement

Dear Sirs:

Reference is made to (i) the Securities Purchase Agreement dated as of October 5, 2022 (as amended by the Letter Agreement dated as of November 21, 2023 and as further amended, superseded, replaced, or otherwise modified from time to time, the “Purchase Agreement”), between Digital Health Acquisition Corp., a Delaware corporation (the “Company”), and [Investor], a Connecticut limited liability company, as purchaser (“you” or “[Investor]”) and [Investor], as collateral agent for the Purchaser Parties, (ii) the Registration Rights Agreement as of October 5, 2022 (as amended, superseded, replaced, or otherwise modified from time to time, the “Registration Rights Agreement”), between the Company and [Investor], and (iii) a Senior Secured Convertible Promissory Note having a principal amount equal to $111,111.33 issued by the Company on November 21, 2023 and a Senior Secured Convertible Promissory Note issuable by the Company having a principal amount equal to $55,555.67 (collectively, the “New Notes”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in any of the applicable Transaction Documents (as defined in the Purchase Agreement), in each case as of the date hereof,

This letter agreement (this “Letter Agreement”) confirms our recent discussions regarding certain modifications to the New Notes and the Registration Rights Agreement.

In consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and [Investor] hereby agree as follows:

(1)	This Letter Agreement and the New Notes shall be deemed to be included in the definition of “Transaction Documents” as such term is defined by the Purchase Agreement.
(2)

Pursuant to and in accordance with Section 7(a)(xiv) of the New Note dated November 21, 2023, the Company and [Investor] hereby extend the outside date with respect to the termination or closing of the Business Combination referenced therein from February 8, 2024 to March 31, 2024.

(3)	The New Note issuable by the Company having a principal amount equal to $55,555.67 shall be on the form of the New Note dated November 21, 2023, as amended hereby as of the date hereof.
(4)	The Registration Rights Agreement shall be amended to include the Conversion Shares (as defined under each New Note) in the definition of “Registrable Securities” thereunder.

For the avoidance of doubt, nothing contained in this Letter Agreement shall constitute a waiver of any Events of Default that have occurred under the Purchase Agreement and other Transaction Documents and are or may be continuing on and as of the date hereof.

This Letter Agreement is a Transaction Document and is limited as written.  As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement.  The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents.  This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Delaware, (b) except as otherwise provided in the Transaction Documents, is for the exclusive benefit of the parties hereto and beneficiaries of the Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and shall not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents.  The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on (a) the Company’s board of directors approving this Letter Agreement and all undertakings thereto in all respects and written evidence of the same provided to the Unitholder Representative prior to the execution and delivery of this Letter Agreement and (b) the Company filing within two Business Days after the full execution and delivery of this Letter Agreement a current report on Form 8-K relating to the transactions and amendments contained in this Letter Agreement, which current report shall describe the material terms and conditions herein; provided, however, that at the reasonable request of an Investor the Company will use commercially reasonable efforts to file such report prior to the time required herein.

Kindly confirm your agreement with the above by signing in the space indicated below and by returning by email a partially executed PDF copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

Digital Health Acquisition Corp.

By:	/s/ Scott Wolf
Name: Scott Wolf
Title: Chief Executive Officer

AGREED AND ACCEPTED:

[Investor]

By:
Name:
Title:

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